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                                                                 EXHIBIT 3.01(b)

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                          AMERIQUEST TECHNOLOGIES, INC.


         AmeriQuest Technologies, Inc., a corporation existing under the Delaware General Corporation Law (the "Corporation") does hereby certify the following:

                  FIRST. The name of the corporation is AmeriQuest Technologies, Inc.

                  SECOND. The Board of Directors of the Corporation duly adopted a resolution at a meeting of the Board of Directors of the Corporation pursuant to the provisions of Section 242 of the Delaware General Corporation Law to increase the number of shares of authorized Common Stock of the Corporation. The resolution setting forth the proposed amendment is as follows:

                  "RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the Article numbered FOURTH to read as follows:

                  FOURTH. The total number of shares which the corporation shall have authority to issue is 205,000,000, of which 200,000,000 shares shall be Common Stock, $.01 par value ("Common"), and 5,000,000 shares shall be Preferred Stock, $.01 par value ("Preferred Stock").

                  The Board of Directors is authorized, subject to the limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the Preferred Stock in series, and by filing a certificate pursuant to the applicable laws of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each such series shall include, but not be limited to, the determination of the following:

                  "(a) The number of shares constituting that series and the distinctive designation of that series; (b) The dividend rate, if any, on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative priority, if any, of payment of dividends on shares of that series; (c) Whether that series shall have voting rights, in addition to the voting rights expressly required by law, and, if so, the terms of such voting rights; (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine; (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in the case of redemption, which amount may vary under different conditions and at different redemption dates; (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund for the redemption or purchase of shares of

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                  that series, and, if so, the terms and amount of such
                  sinking fund; (g) The rights of the shares of that series in the event of a voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and (h) Any other relative rights, preferences and limitations of that series."

                  THIRD. The foregoing Amendment to the Certificate of Incorporation of the Corporation was approved and adopted at an Annual Meeting of Stockholders by shareholders, voting in person and by proxy, holding shares entitling them to exercise at least a majority of the voting power of the outstanding shares (no greater proportion of the outstanding shares being required by the provisions of the Certificate of Incorporation of the Corporation or an amendment thereof) pursuant to the provisions of Section 212 of the Delaware General Corporation Law. A total of 27,784,573 shares of Common Stock, 810,811 shares of Series A Preferred Stock (with voting rights equal to 8,108,110 shares of Common Stock), 1,785,714 shares of Series B Preferred Stock (with voting rights equal to 17,857,140 shares of Common Stock), 198,341 shares of Series D Preferred Stock (with voting rights equal to 1,983,410 shares of Common Stock), 102,908 shares of Series E Preferred Stock (with voting rights equal to 2,572,700 shares of Common Stock) and 25,830.1 shares of Series G Preferred Stock (with voting rights equal to 2,583,010 shares of Common Stock) were outstanding at the time of the vote, with all such classes voting together and not as separate classes of stock. Accordingly, said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

                  IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by D. Stephen DeWindt, its Chief Executive Officer and Holger Heims, its Secretary, this 29th day of March, 1996.



                                    AmeriQuest Technologies, Inc.
ATTEST:


------------------------------      -------------------------------------
Holger Heims, Secretary             D. Stephen DeWindt, Chief Executive Officer




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